EXHIBIT 99.1

TAYLOR CAPITAL GROUP, INC. ANNOUNCES CLOSING OF

OVER-ALLOTMENT OPTION EXERCISE BY UNDERWRITERS

Rosemont, IL -- September 2, 2005 - Taylor Capital Group, Inc. (NASDAQ: TAYC) today announced that it has issued 150,000 shares of its common stock to complete the exercise in full of the over-allotment option granted to the underwriters as part of its recent public offering. The shares subject to the over-allotment option were sold at an offering price of $36.30 per share. Keefe, Bruyette & Woods served as lead manager in connection with the offering. Stifel, Nicolaus & Company, Incorporated and Ryan Beck & Co. served as co-managers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The offering was made solely by means of a prospectus. A copy of the final prospectus may be obtained from Keefe, Bruyette & Woods at 787 Seventh Avenue -- 4th Floor, New York, NY 10019.

About Taylor Capital Group, Inc.

Taylor Capital is a bank holding company for Chicago-based Cole Taylor Bank, Chicago's leading commercial bank for closely held businesses and the people who own and operate them.

For further information:

Daniel Stevens

Chief Financial Officer

847-653-7730